Exhibit 99.1

Contact:	Ken Moyle Insightful Corporation (206) 283-8802 investor@insightful.com

INSIGHTFUL HIRES NEW AUDITOR

SEATTLE — August 26, 2004 — Insightful Corporation (NASDAQ:IFULE) announced today that the Audit Committee of its Board of Directors has engaged Moss Adams LLP as the company’s independent registered public accounting firm, effective immediately, for its fiscal year ending December 31, 2004. Moss Adams replaces the Company’s former independent auditor, Ernst & Young LLP, which resigned in June 2004.

Based in Seattle, Moss Adams is the 10th largest accounting and consulting firm in the U.S., and the largest headquartered on the West Coast. Its staff of 1,300 includes more than 180 partners. Moss Adams is also a founding member of Moores Rowland International (MRI), an international network of firms in over 90 countries that provide global business services to clients involved in international trade.

After announcing to the public in July that the company believed it would not be able to appoint a new auditor in time to file its Periodic Report on Form 10-Q with the United States Securities and Exchange Commission for the quarter ended June 30, 2004, Insightful disclosed earlier this month that it had missed the filing deadline and that it had subsequently received a Nasdaq Staff Determination that its common stock was subject to delisting. Insightful stock continues to trade under the ticker IFULE on the Nasdaq Stock Market pending the company’s appeal of the Staff Determination. The hearing before the Nasdaq Qualifications Panel has been scheduled for September 17, 2004.

ABOUT INSIGHTFUL

Insightful Corporation provides enterprises with scalable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. The Company is a leading supplier of software and services for statistical data analysis, data mining and knowledge access enabling clients to gain intelligence from numeric and text data.

Insightful products include S-PLUS®, Insightful Miner, S-PLUS® Server and InFact®. Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions. The Company has been delivering industry-leading, high-ROI solutions for 17 years to thousands of companies in financial services, pharmaceuticals, biotechnology, telecommunications, manufacturing, plus government and research institutions.

Headquartered in Seattle, Insightful has offices in New York City, North Carolina, France, Switzerland, and the United Kingdom, with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

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Note to Investors - Forward Looking Statements

This press release contains forward-looking statements, including statements about our efforts to appeal the Nasdaq Staff Determination. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including the risk that our appeal will be unsuccessful and the risk that Insightful common stock will lose its Nasdaq listing. More detailed information regarding these and other factors that could affect our actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q. You should not unduly rely on these forward-looking statements, which apply only as of the date of this release. We undertake no obligation to update publicly any forward- looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.